PROSPECTUS
----------
                                1,404,346 Shares

                           AquaCell Technologies, Inc.
                                 [Company Logo]


                                  Common Stock

  The selling stockholders identified in this prospectus may offer from time to time an aggregate of up to 1,404,346 shares of AquaCell Technologies, Inc.'s common stock, including 752,173 shares underlying common stock purchase warrants. We will not receive any of the proceeds from the sale of shares. We may receive funds of up to $1,429,129 upon the exercise of up to 752,173 common stock purchase warrants exercisable at $1.90.

  The selling stockholders may offer their shares through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices.

   Our  common stock trades on the American Stock Exchange under the symbol
"AQA".   On  April  26,  2004,  the last reported sale price of  our common stock on the American Stock Exchange was $1.15 per share.

   Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 5 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is May 11, 2004.

                           TABLE OF CONTENTS

                                                                 Page

Where You Can Find More Information ...............................3
Incorporation of Information We File with the SEC .................3
The Company .......................................................4
Risk Factors ......................................................5
Special Note Regarding Forward-looking Statements .................7
Use of Proceeds ...................................................7
Dividend Policy ...................................................8
Selling Stockholders ..............................................8
Plan of Distribution ..............................................9
Description of Capital Stock ......................................9
Legal Matters ....................................................11
Experts ..........................................................11

                          ___________________

      "Purific" and "Never Change Another Bottle" are our trademarks. All other trademarks or service marks appearing in this prospectus are trademarks and service marks of the respective companies that use them.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell our common stock in any jurisdiction except where the offer or sale is permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such other documents.

                  WHERE YOU CAN FIND MORE INFORMATION

      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

      We have filed a registration statement on Form S-3 with the SEC covering the common stock offered by this prospectus. We refer you to this registration statement and its exhibits for additional information about us and our common stock. Copies of the registration statement may be obtained at the above referenced SEC offices or on the SEC's web site at www.sec.gov. Our internet address is www.aquacell.com.


           INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to incorporate by reference the information we file with them, which means:

     .   Incorporated  documents  are considered part of the
         prospectus,
     . We can disclose important information to you by referring you to those documents, and
     . Information that we file with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

     . Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 filed on September 26, 2003.
     . Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 2003 filed on November 6, 2003.
     . Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 filed on November 14, 2003.
     . Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003 filed on February 13, 2004.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the common stock offered by this prospectus has been sold:

     . Reports filed under Sections 13(a) and (c) of the Exchange Act,
     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting, and
     . Any reports filed under the Section 15(d) of the Exchange Act.

      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

          AquaCell Technologies, Inc.
          Attention: Karen B. Laustsen
          10410 Trademark Street
          Rancho Cucamonga, CA 91730
          (909) 987-0456

                              THE COMPANY

      AquaCell Technologies, Inc. (the "Company") is engaged in the manufacture and sale of products for water filtration and purification through our operating subsidiaries, Global Water-Aquacell, Inc. and Water Science Technologies, Inc. (WST). Our products address various water treatment applications for industrial, commercial, institutional and residential purposes. These applications range from providing purified drinking water- through our point-of-use patented self-filling Purific(R) Water Cooler and production of water bottling plant equipment- to equipment for processing water for ultra-pure purposes, such as micro-chip and pharmaceutical manufacturing. The Company was incorporated in Delaware on March 19, 1997.

      Our flagship product is our patented five-gallon self-refilling bottle Purific water cooler, manufactured by our Global Water-Aquacell subsidiary. We manufacture five different models of Purific water coolers with varying complexity of filtration systems, designed to meet the needs of the customers to which they are sold. The various filtration systems available on our cooler contain different combinations of systems, which utilize sediment filters, reverse osmosis, carbon block, multi-media filters and ultra-violet light. We replace traditional five-gallon bottle water coolers with a permanently installed convenient alternative where the bottle never needs changing and water bottles no longer need to be delivered, stored or replaced. In addition, we replace water fountains where users tend to have greater concerns as to sanitation and water quality.

       We recently announced a successful product test that was funded by a Fortune 100 company on our Purific water cooler. The results of this test confirmed the competitive advantages of the Purific system, particularly for the residential market, the fastest growing segment of the bottled water industry.

      We sell our Purific coolers directly to corporations with an emphasis on Fortune 500 headquarter locations and to the US Government under a General Services Administration contract, and indirectly through marketing partners. Additionally, we have an arrangement with Roto-Rooter Plumbers for the installation and sales of our Purific coolers. We intend to maintain a small in-house sales force and rely on our marketing partners for most of our sales.


Corporate Information
---------------------

      Our principal executive offices are located at 10410 Trademark Street, Rancho Cucamonga, CA 91730 and our telephone number is (909) 987-0456. Our website can be accessed at www.aquacell.com. The reference to our website address does not constitute incorporation by reference of the information contained at the website.

                             RISK FACTORS

      Before you invest in our common stock, you should be aware that there are risks, including those described below which may affect our business, financial condition or results of operations. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

Risks Relating to Our Business
------------------------------

We have incurred substantial operating losses and an accumulated deficit. We expect to continue to have operating losses and a growing accumulated deficit in the future.

      Our business operations have generated operating losses since inception of the business in 1997. For the year ended June 30, 2003, our business operations generated operating losses of $2,586,000. We had an accumulated deficit of $13,049,000 at June 30, 2003. For the six months ended December 31, 2003, we sustained an additional operating loss of $2,357,000. Our accumulated deficit as of December 31, 2003 was $15,405,000. We expect to continue to generate net operating losses while we continue to expand our marketing efforts. We may not obtain a customer base sufficient to support the costs of our operations.

      We may not become profitable, our cash flow may not become positive at any time in the foreseeable future, or at all, and we may not generate sufficient cash flow from product sales to liquidate liabilities as they become due. In the event that we are unable to liquidate our liabilities, we may delay or eliminate some expenditures and we may scale back our planned operations. Accordingly, we expect to need additional funds to meet our planned obligations, and we will seek to raise such amounts through a variety of options, including future cash from operations, borrowings and proceeds from equity financings. Additional funding may not be available when needed or on terms acceptable to us. In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

Our Purific Water Cooler is new and may not be accepted by our target market.

      Our primary product is based upon a permanently attached plastic bottle with a filtration system. Municipal water passes through the filter to keep the bottle filled. This is a different approach from the conventional replaceable five gallon bottle. Our target customers may not be willing to use our approach which would significantly hinder our growth potential and would negatively affect our business.

We are dependent on our marketing partners to distribute our products.

      We maintain a small in-house sales force and rely primarily on our marketing partners to distribute our products, none of whom are required to meet specific performance goals or commit specific resources to the marketing of our products. The failure of these marketing partners to act effectively on our behalf will reduce our sales and distribution of our products, and therefore, our revenue.

The market for bottled water is highly competitive and we compete with large, well established companies. If we are unable to compete effectively, the demand for, or prices of, our products may be reduced.

      The bottled water market is intensely competitive. We may not be able to compete successfully against current or potential competitors and our failure to do so could seriously harm our business, operating results and financial condition.

      We compete directly with large, well-established companies such as Nestle (Perrier), Danone (Evian) and Culligan. These and many of our current and potential competitors have significantly greater financial, selling and marketing, technical, manufacturing and other resources than we have. As a result, these competitors may be able to devote greater resources toward the development, promotion, sale and support of their products than we can. These companies may introduce additional products that compete with ours or enter into strategic relationships to offer complete solutions which we do not currently offer. In addition, we recently introduced our Purific Water Cooler to the market and we have not had enough experience selling the product to fully assess its competitiveness.

We depend on key personnel and our business prospects may be diminished if we do not retain those personnel.

      Our operations will depend on the efforts of our executive officers, in particular James C. Witham, our Chairman and Chief
Executive Officer, and Karen B. Laustsen, our President, Chief Operating Officer and Secretary. We have entered into five year employment agreements with Mr. Witham and Ms. Laustsen that expire in February, 2006. Our business prospects could be diminished if any of these senior management personnel do not continue in their management roles and if we are unable to attract and retain qualified replacements and additional members of management.

We may not be able to effectively manage growth.

     If we successfully implement our business strategy, the resulting growth will place significant demands on our management and internal controls. Management may not be able to effectively direct us through a period of significant growth. In particular, the pursuit of our business strategy will place a significant strain on our managerial, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures. We will also need to expand, train and manage our work force and manage multiple relationships with various suppliers, strategic partners and other third parties. We will need to continually expand and upgrade our systems and ensure continued high levels of service, speedy operation and reliability. If we do not effectively manage such growth, our business, results of operations and financial condition may be affected.

Our   quarterly  results  may  fluctuate  and  could  fall  below  the expectations of securities analysts and investors.

      We may experience quarterly fluctuations in operating results. Accordingly, results for any one quarter will not necessarily be indicative of the results to be expected for any other quarter or for any year, and comparable sales for any particular future period may decrease. In the future, results of operations may fall below the expectations of public market analysts and investors. In that event, the price of our common stock would likely decrease. Quarterly sales and operating results will depend in part on the volume and timing of orders received and performed within the quarter, which are difficult to forecast. Any significant delay or cancellation of an order could effect our operations in any particular period and as a result, our operating results could prove to be volatile.

Risks Relating to the Offering
------------------------------

Exercise of our outstanding warrants and options and the conversion of our preferred shares may affect the price of our common stock.

     As of April 21 , 2004, there were outstanding options to purchase 1,071,500 shares of common stock, outstanding warrants to purchase 6,322,478 shares of common stock and 675,000 outstanding convertible preferred shares. The exercise of the outstanding stock options and warrants and the conversion of preferred shares will dilute the percentage ownership of our stockholders. Any sales in the public market of shares of our common stock underlying the stock options, warrants and preferred shares may adversely affect prevailing market prices for our common stock.

We do not intend to pay cash dividends on our common stock in the future.

      We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

We may issue additional shares of stock without your approval, including shares of other series of preferred stock with superior liquidation and other rights that may adversely affect your rights.

       Our  certificate  of  incorporation  authorizes  our  board  of directors,  without any action by our stockholders,  to  issue  up  to
10,000,000 shares of "blank check" preferred stock in one or more series on terms that our board of directors may determine at the time of issuance including 1,870,000 Series "A" preferred shares already designated. In certain instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights senior to the Series A preferred stock, and in all instances, senior to our common stock. The future issuance of preferred stock could effectively diminish or supersede the dividends and liquidation preferences of the Series A preferred stock and reduce the value of our common stock.

We may not satisfy the Amex listing standard and if we fai l to do so, our common stock is subject to delisting.

     The Company may not satisfy the Amex' maintenance requirements in the future and as a result may have its common stock de-listed from the Amex. If the Company fails to maintain its Amex listing, the ability of stockholders to trade their stock in an efficient market would be decreased.


           SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     When used in this prospectus and in future filings by the Company with the Commission, statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company has no obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.


                            USE OF PROCEEDS

      All of the net proceeds from the sale of the common stock of AquaCell covered by this prospectus will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the common stock. AquaCell receives funds only upon sales from warrant conversions and not from the sale of the shares offered by the selling stockholders. The warrants held by the selling stockholders are exercisable at $1.90. If all warrants are exercised, AquaCell will receive proceeds of $1,429,129 which would be used for general corporate purposes.

                            DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock and we currently expect to retain future earnings, if any, to support operations and to finance the growth and development of our business. Consequently, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

      The outstanding Series A preferred stock pays an 8% annual dividend, payable in cash in quarterly installments until such time as the preferred shares are converted into common shares.


                         SELLING STOCKHOLDERS

      Pursuant to subscription agreements in a private placement completed on or about April 21, 2004, we agreed to register both the common shares issued therein and the common shares to be issued upon exercise of warrants held by these stockholders. We have agreed to keep the registration statement effective for two years, or until all of the registered shares are sold, whichever comes first. Our registration of the common stock held by the selling stockholders and the shares issuable upon exercise of warrants held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of their shares.

      The prospectus covers the offer and sale by each selling stockholder of common stock owned by the selling stockholder. Set forth below are (i) the names of each selling stockholder, (ii) the nature of any position, office or other material relationship that the selling stockholder has had within the past three years with us, (iii) the number of shares of common stock and (if one percent or more) the percentage of common stock beneficially owned as of April 21, 2004 by each selling stockholder to the Company's best knowledge, (iv) the number of shares that may be offered and sold by or on behalf of each selling stockholder hereunder, and (v) the amount and (if one percent or more) the percentage of common stock to be owned by each selling stockholder upon the completion of the offering if all shares offered by such selling stockholder are sold. As of the date of this prospectus 6,322,478 warrants are outstanding and the shares underlying 752,173 of those warrants are being registered in this offering. Any or all of the shares listed below under the heading
"Shares to be Sold" may be offered for sale by or on behalf of the selling stockholder.

                                    Shares                        Shares
                                 Beneficially                  Beneficially
                                Owned Prior to                  Owned After
                                 the Offering                  the Offering
                              ------------------             ----------------
                                                  Shares to
Selling Stockholders            Number   Percent   be Sold    Number  Percent
----------------------------  ---------- -------  ---------  -------- -------

AS Capital Partners LLC (1)      136,956    *        86,956    50,000    *

Iroquois Capital LP (2)          547,826   2.8%     347,826   200,000   1.0%

Vertical Ventures LLC (2)      1,169,564   5.9%     869,564   300,000   1.5%

Brighton Capital Ltd (3)         527,274   2.7%     100,000   427,274   2.2%
                              ----------          ---------  --------

                               2,381,620          1,404,346   977,274

(1) Michael Coughlin has sole voting and investment control over the shares held by AS Capital Partners LLC. Mr. Coughlin disclaims beneficial ownership of the securities held by AS Capital Partners LLC.

(2) Joshua Silverman has sole voting and investment control over the shares held by Iroquois Capital LP and Vertical Ventures LLC. Mr. Silverman disclaims beneficial ownership of the securities held by both of those entities.

(3) Jeffrey Wolin has sole voting and investment control over the shares held by Brighton Capital Ltd. Mr. Wolin disclaims beneficial ownership of the securities held by Brighton Capital Ltd.

                         PLAN OF DISTRIBUTION

      We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay for all selling discounts and commissions, if any. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

     .   on the American Stock Exchange,
     .   in privately negotiated transactions,
     .   through put or call options  transactions  relating
         to the shares,
     .   through short sales of shares, or
     .   a combination of such methods of sale.

      The selling stockholders may sell their shares at prevailing market prices, or at privately negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have not entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The selling stockholders may be deemed underwriters.

     The selling stockholders may offer and sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares.

      We have agreed to indemnify certain selling stockholders against
certain   liabilities,  including  liabilities   arising   under   the
Securities Act.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.


                     DESCRIPTION OF CAPITAL STOCK

General
-------

     Our authorized capital stock consists of 50 million shares of capital stock, par value $0.001 per share. Currently 40 million of such shares of capital stock are classified as Common Stock and 10 million are classified as Preferred Stock. On April 21, 2004, 13,426,428 shares of our common stock were outstanding and held by 125 stockholders of record and the Company believes approximately 700 holders in the float. Our Restated Certificate of Incorporation authorizes the Board to classify any of the unissued shares of authorized Preferred Stock into one or more different classes or series of Preferred Stock which may be issued from time to time with such distinctive designations, rights and preferences as may be determined by the Board. We may issue Preferred Stock for possible future financings of acquisitions or for general corporate purposes without any legal requirement that further stockholder authorization for such issuance be obtained. The issuance of Preferred Stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. Preferred Stock, if issued, could have a preference on dividend payments which could affect our ability to make dividend distributions to the holders of our Common Stock.

Common Stock
------------

     Dividends. Holders of our Common Stock will be entitled to dividends declared and payable at such times and in such amounts as the Board will from time to time determine out of funds legally available therefore. The rights of holders of our Common Stock to receive dividends will be subject and subordinate to the rights of any future holders of Preferred Stock as may be authorized by us.

     Liquidation. Upon our liquidation, dissolution or winding up (either voluntary or involuntary), after payment of liabilities, any future holders of classes of our Preferred Stock or other senior stock, as may be authorized by us, will be entitled to receive the payment of all liquidation and other preference amounts; the holders of our Common Stock will be entitled to receive our remaining assets available for distribution to our stockholders pro rata according to the number of shares held. The following shall not constitute a liquidation, dissolution or winding up for the foregoing purposes:

     . our consolidation or merger with or into another corporation;
     . a merger of any other corporation with or into us or
     . the sale of all or substantially all of our property or business (other than in connection with a winding up of our business).

     Voting. Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to vote of holders of our Common Stock.

     Other Rights. There are no preemptive or other subscription conversion, redemption or sinking fund rights or provisions with respect to shares of our Common Stock. We hold annual stockholder meetings, and special meetings may be called by the President or Secretary or holders of at least 20% of the total voting power of all outstanding share of our capital stock then entitled to vote or a majority of the Board. Our Restated Certificate of Incorporation may be amended in accordance with the Delaware General Corporation Law, subject to certain limitations set forth therein.

Outstanding Options and Warrants
--------------------------------

     As of April 21, 2004, up to 7,393,978 shares of Common Stock are issuable pursuant to outstanding options and warrants as follows:

     . 1,071,500 shares of Common Stock are issuable, in connection with outstanding options, at a weighted average exercise price of $1.11; and

     .    6,322,478 shares of Common Stock  are issuable, in
          connection   with   outstanding   warrants,  at  a
          weighted average exercise price of $2.81.

Series A Preferred Stock
------------------------

     Our Board has designated 1,870,000 shares of our preferred stock as Series A Preferred Stock, 1,185,000 shares of which were issued to private placement investors in April and May, 2003, of which 510,000 shares have been converted to common stock as of April 21, 2004.

     Dividends.   The  series  A  preferred  stock  will  pay  a  cash
dividend,  payable quarterly, at the rate of 8% per annum.   Dividends
will cumulate if not paid.

     Liquidation Preference. The series A preferred stock will have priority over common stock in the event of liquidation equal to its stated value, plus accrued and unpaid dividends.

     Voluntary Conversion. Each share of the series A preferred stock will be convertible, at the option of the holder, into one share of common stock (subject to standard adjustments for stock splits and dividends).

     Mandatory Conversion. Each share of the series A preferred stock automatically converts into common stock if (i) the closing price of the common stock is at least $1.89 per share (subject to standard adjustments for stocks, splits and dividends) for 20 consecutive trading days and (ii) either (a) at least one year has passed since the issuance of the preferred stock or (b) a registration statement registering the resale of the common stock issuable upon conversion has been declared effective by the SEC and the related prospectus remains current.

     Voting.   Holders of the series A preferred stock will  not  have
voting rights until their shares are converted into common stock, except as required by Delaware Law.

     Seniority.   We  may  establish other series of  preferred  stock
senior to or parri passu with the series A preferred stock.

Delaware   Law   and  Certain  Charter  and  By-Law   Provisions   and
----------------------------------------------------------------------
Antitakeover Effects
--------------------

      Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder. The provisions of Section 203 could have the effect of delaying, deferring or preventing a change of control.

       Certificate of Incorporation and Bylaws. Our restated certificate of incorporation provides for the division of the board of directors into three classes with staggered three-year terms. These provisions result in an increase in the time required for stockholders to change the composition of the board, and consequently may impede a change of control.

Transfer Agent, Warrant Agent and Registrar
-------------------------------------------

     The  transfer  agent  and   registrar  for  our  common  stock is
Continental Stock Transfer and Trust Company, New York, New York.


                             LEGAL MATTERS

     The validity of the common stock offered with this prospectus has been passed upon for AquaCell Technologies, Inc. by Harold W. Paul, LLC, Westport, Connecticut.


                                EXPERTS

     Our consolidated financial statements as of June 30, 2003 and for each of the two fiscal years in the period ended June 30, 2003, which are incorporated by reference herein from our Annual Report on Form 10-KSB/A for the year ended June 30, 2003 have been audited by Wolinetz, Lafazan & Company, PC, independent auditors, as stated in their report, which is also incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                           AquaCell Technologies, Inc.
                                 [Company Logo]





                                  Common Stock
                                  ------------





                               P R O S P E C T U S







                                  May 11, 2004




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